                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ATMI, INC.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:.......
     2) Aggregate number of securities to which transaction applies:..........
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):...........
     4) Proposed maximum aggregate value of transaction:......................
     5) Total fee paid:.......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No:
     3)  Filing Party:
     4)  Date Filed:

                                  ATMI, INC.
                               7 Commerce Drive
                          Danbury, Connecticut 06810

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999

To Our Stockholders:

  The 1999 Annual Meeting of Stockholders of ATMI, Inc. (the "Company") will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811 on Wednesday, May 26, 1999 at 10:00 a.m. (local time) for the following purposes:

1. To elect three directors for terms to expire at the 2002 Annual Meeting of Stockholders;

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent certified auditors for the fiscal year ending December 31, 1999; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                              By order of the Board of Directors,


                              Ward C. Stevens
                              Secretary


Dated:  April 28, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                  ATMI, INC.
                               7 COMMERCE DRIVE
                               DANBURY, CT 06810

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999
                          __________________________


  This Proxy Statement is being furnished to the stockholders of ATMI, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 26, 1999, and any adjournments or postponements thereof (the "1999 Annual Meeting"). This Proxy Statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company's 1998 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 28, 1999. As used in this Proxy Statement, references to the "Company" include references to ATMI, Inc. and to its predecessor registrant, Advanced Technology Materials, Inc.

                                    PROXIES

  A stockholder giving a proxy may revoke it at any time before it is voted by executing and delivering to the Company another proxy bearing a later date, by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, or by voting in person at the 1999 Annual Meeting. Any properly executed proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for directors named herein and in favor of the other proposal set forth in the Notice of Annual Meeting.

                               VOTING SECURITIES

  The record date for the determination of stockholders entitled to notice of and to vote at the 1999 Annual Meeting was the close of business on April 9, 1999 (the "Record Date"). On the Record Date, there were 22,271,057 shares of Common Stock, the Company's only voting securities, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to be voted at the 1999 Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the 1999 Annual Meeting for purposes of determining whether a quorum has been achieved. Votes will be tabulated at the 1999 Annual Meeting by one or more inspectors of election appointed by the Board of Directors.

           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock of the Company; (ii) each director and nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table on page 6; and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.


     NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES BENEFICIALLY OWNED            PERCENT OF CLASS
     ------------------------------------                 -------------------------            ----------------
     Stephen H. Siegele...............................            2,541,305                          11.4%
         6805 Capital of Texas Highway
         Suite 330
         Austin, Texas 78731

     Lamonte H. Lawrence (1)..........................            2,073,922                           9.3%
         100 Sir Francis Drake Boulevard
         Ross, California 94957

     J. P. Morgan & Co. Incorporated (2)..............            1,246,400                           5.6%
         60 Wall Street
         New York, New York 10260

     Eugene G. Banucci (3)............................              347,731                           1.6%

     Daniel P. Sharkey (4)............................               96,875                           *

     Peter S. Kirlin (5)..............................               71,945                           *

     Robert S. Hillas (6).............................               45,977                           *

     Mark A. Adley (7)................................               31,000                           *

     Stephen H. Mahle (8).............................               14,600                           *

     Douglas J. Neugold (9)...........................                8,246                           *

     Kam Law..........................................                -                               *

     All directors and executive
     officers as a group (10 persons) (10)............            5,231,601                          23.1%

____________
*    Less than 1% of the outstanding Common Stock.
(1) Consists entirely of shares held in a family trust of which Mr. Lawrence is a trustee and beneficiary.
(2) Based on information provided in Schedule 13G filed with the Securities and Exchange Commission on February 22, 1999. Such schedule indicates that J.P. Morgan & Co. Incorporated has sole voting power with respect to 962,400 shares and sole dispositive power with respect to all 1,246,400 shares.
(3) Includes 131,875 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 13,159 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci's spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.
(4) Consists entirely of shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(5) Consists entirely of shares issuable upon exercise of options that are exercisable within 60 days of the Record Date. Does not include 1,829 shares owned by irrevocable trusts for the benefit of Dr. Kirlin's child.
(6) Includes 15,000 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(7) Includes 28,000 shares issuable upon exercise of options that are exercisable with 60 days of the Record Date.
(8) Includes 14,500 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(9) Includes 7,800 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(10) Includes 379,982 shares issuable to executive officers, directors and their spouses pursuant to options that are exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 1998, all such reports were timely filed, except that (i) a Form 4 for Duncan W. Brown, President of the Company's Epitronics division, reporting the partial exercise of an option and (ii) a Form 4 for Ward C. Stevens, the Company's Vice President of Administration, reporting the partial exercise of an option, were filed late.

                           1.  ELECTION OF DIRECTORS

  The Board of Directors is classified into three classes. The three directors serving in Class II have terms expiring at the 1999 Annual Meeting. In March 1999, John A. Armstrong, a Class I director whose term otherwise would have expired at the 2001 Annual Meeting, retired from the Board of Directors. The Board appointed Lamonte H. Lawrence, then a Class II director, to fill the vacancy created by Mr. Armstrong's retirement and to serve the remaining two years of Mr. Armstrong's term. In addition, the Board of Directors appointed Kam Law to serve the remainder of Mr. Lawrence's term as a Class II director. The Board of Directors has nominated the Class II directors currently serving on the Board of Directors, Mark A. Adley, Eugene G. Banucci and Kam Law, for election to serve as directors of the Company until the 2002 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Each of the nominees has indicated a willingness to serve as a director, but if for any reason any nominee should be unavailable to serve as a director at the time of the 1999 Annual Meeting, a contingency which the Board of Directors does not expect, a different person designated by the Board of Directors may be nominated in his stead.

  If a quorum of the holders of Common Stock is present at the 1999 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares and broker non-votes with respect to the election of directors will be included in determining the presence of such quorum but will not be included in determining whether nominees have received the vote of such plurality.

  The following sets forth certain information regarding the nominees named above and the other directors of the Company whose terms will continue after the 1999 Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 2002

  MARK A. ADLEY, age 39, has served as a director of the Company since 1991. Since 1996, Mr. Adley has been a Managing Director at Credit Suisse First Boston Corporation, where he was a Director from 1994 to 1996. From 1992 through 1993, Mr. Adley served as an investment manager for Clipper Asset Management Corporation, the General Partner of The Clipper Group, L.P. ("Clipper"). During 1991, Mr. Adley served as an investment manager for Clipper. Mr. Adley was a Director at CS First Boston Merchant Bank during 1990 and, at The First Boston Corporation, was a Vice President from 1989 to 1990 and an Associate from 1985 to 1988.

  EUGENE G. BANUCCI, PH.D., age 55, a founder of the Company, has served as President, Chief Executive Officer, Chairman of the Board and director since 1986. Previously, Dr. Banucci served in a variety of executive and managerial positions. From 1984 to 1986, he was a director of American Cyanamid Company's Chemical Research Division, with responsibility for the research, development and technical service activities of the Chemicals Group.

  KAM LAW, PH.D., age 45, was appointed a director of the Company in April 1999. Dr. Law has been the Senior Vice President of Applied Komatsu Technology ("AKT"), a flat panel display manufacturing equipment supplier, since October 1998. From April 1998 to October 1998, Dr. Law served as General Manager of the Global Product Organization at AKT. From 1997 to April 1998, Dr. Law served as Executive Managing Director and General Manager - CVD Products at AKT. From 1994 to 1997, he served as Senior Director of AKT. From 1984 to 1994, Dr. Law served in a variety of managerial positions at Applied Materials, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH NOMINEES.
                                                             ---

CONTINUING DIRECTORS

Terms Expiring in 2000:

  STEPHEN H. MAHLE, age 53, has served as a director of the Company since 1996. Mr. Mahle has been Senior Vice President of Medtronic, Inc., a medical device manufacturer, and President of its cardiac rhythm management business since January 1998. From 1995 to 1998, he was President of the Brady Pacing Business, a division of Medtronic, Inc. From 1989 to 1995, Mr. Mahle served as Vice President and General Manager of the Brady Pacing Business. Previously, Mr. Mahle served in a variety of marketing and product development roles for Medtronic, Inc.

  STEPHEN H. SIEGELE, age 39, has served as President of the Company's ADCS division and as a director of the Company since October 1997 and as Vice Chairman of the Board of Directors since February 1999. Mr. Siegele served as the President and Chief Executive Officer of Advanced Delivery & Chemical Systems Nevada, Inc. and its affiliates (collectively, the "ADCS Group") from February 1994 until October 1997 and has served as a director since its inception in 1988. From 1988 to 1994, Mr. Siegele served as Vice President of the ADCS Group. Prior to that time, Mr. Siegele served in sales and engineering positions at Intel Corporation and Olin Hunt Specialty Products, Inc.

Term Expiring in 2001:

  ROBERT S. HILLAS, age 50, has served as a director of the Company since 1987. Mr. Hillas has been the President, Chief Executive Officer and Chairman of the Board of Envirogen, Inc., an environmental systems and services company, since April 1998. From 1993 to April 1998, Mr. Hillas served as a Managing Director of E.M. Warburg, Pincus & Co. LLC. From 1985 to 1992, Mr. Hillas served as a General Partner of DSV Management Ltd., the General Partner of DSV Partners IV, a venture capital limited partnership, and from 1981 to 1992, as a General Partner of DSV Partners III, a venture capital limited partnership. Mr. Hillas is also a director of Transition Systems, Inc. and United States Filter Corporation.

  LAMONTE H. LAWRENCE, age 60, has served as a director of the Company since October 1997. Mr. Lawrence has been the President and Chief Executive Officer of Lawrence Semiconductor Laboratories, Inc., an epitaxial process research and development company, since October 1997. Previously, Mr. Lawrence served as the President and Chief Executive Officer of Lawrence Semiconductor Laboratories, Inc. ("LSL"), now a wholly-owned subsidiary of the Company, from its inception in 1988 until October 1997. In 1983, Mr. Lawrence founded U.S. Semiconductor Corp., where he served as President from its inception in 1983 to 1987.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

  The Audit Committee is currently comprised of Mark A. Adley and Robert S. Hillas. The Audit Committee oversees the Company's system of internal accounting controls, recommends to the Board of Directors and the stockholders the appointment of a firm of independent certified auditors to conduct the annual audit of the Company's financial statements, reviews the scope of the audit, reviews reports from the independent certified auditors, and makes such recommendations to the Board of Directors in connection with the annual audit as it deems appropriate. The Audit Committee met twice during 1998.

  The Compensation Committee is currently comprised of Mark A. Adley, Robert S. Hillas and Stephen H. Mahle. The Compensation Committee reviews the compensation of officers of the Company and the Company's compensation policies and practices. The Compensation Committee also administers the 1987, 1995, 1997 and 1998 Stock Plans, including recommending the grant of stock options thereunder. The Compensation Committee met twice during 1998.

  The Nominating Committee is currently comprised of Eugene G. Banucci, Lamonte
H. Lawrence and Stephen H. Siegele. The Nominating Committee has the authority to recommend to the Board of Directors criteria for the selection of candidates for director, evaluate candidates and recommend nominees to serve as directors. The Nominating Committee met twice during 1998.

  The Board of Directors held eight meetings during 1998. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

DIRECTOR COMPENSATION

  The Company's outside directors do not receive any cash compensation for service on the Board of Directors or any committee thereof but are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and any committee thereof. In December 1994, the Company granted options for the purchase of 22,500 shares of Common Stock at an exercise price of $5.50 per share to Robert S. Hillas in consideration of his services on the Board of Directors. In May 1995, the Company granted options for the purchase of 22,500 shares of Common Stock at an exercise price of $8.50 per share to Mark
A. Adley in consideration of his services on the Board of Directors. In March 1996, the Company granted options for the purchase of 22,500 shares of Common Stock at an exercise price of $10.50 per share to Stephen H. Mahle in consideration of his services on the Board of Directors. In January 1998, the Company granted options for the purchase of 25,500, 25,000 and 2,000 shares of Common Stock at an exercise price of $24.25 per share to Mark A. Adley, Robert
S. Hillas and Stephen H. Mahle, respectively, in consideration of their services on the Board of Directors. In April 1999, the Company granted fully vested options for the purchase of 5,000 shares of Common Stock at an exercise price of $21.50 per share to Kam Law in connection with his appointment to the Board of Directors. In each case, the exercise price for the options granted was the fair market value of the Common Stock on the date of grant, and, except for the options granted to Dr. Law, the options granted were subject to certain vesting provisions.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  The following table sets forth certain information regarding the compensation paid by the Company for the years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers in 1998 (together, the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                     --------------------
                                                                                            AWARDS
                                                  ---------------------------------  --------------------
                                                         ANNUAL COMPENSATION              SECURITIES            ALL OTHER
                                                  ---------------------------------       UNDERLYING             COMPEN-
NAME AND PRINCIPAL POSITION               YEAR        SALARY ($)        BONUS ($)         OPTIONS (#)          SATION ($)(1)
---------------------------              ------   ------------------  -------------  --------------------  --------------------
Eugene G. Banucci......................   1998         241,091                 -            60,000                5,346
   President, Chief Executive  Officer    1997         210,000           125,000            25,000                3,769
   and Chairman of the Board              1996         181,300            40,000                 -                2,121


Stephen H. Siegele (2).................   1998         300,000                 -                 -                4,667
   President - ADCS, Vice Chairman        1997          89,000                 -                 -                    -
   of the Board                           1996               -                 -                 -                    -

Douglas J. Neugold (3).................   1998         186,364            33,333            39,000              100,283
   Executive Vice President               1997               -                 -                 -                    -
                                          1996               -                 -                 -                    -

Peter S. Kirlin........................   1998         164,792                 -            30,000                2,975
   Executive Vice President               1997         150,000            50,000            20,000                2,700
                                          1996         111,100            30,000                 -                    -

Daniel P. Sharkey.....................    1998         160,083                 -            30,000                2,273
   Vice President, Chief Financial        1997         130,000            50,000            15,000                1,903
   Officer and Treasurer                  1996         110,000            20,000                 -                1,678

__________________
(1) Represents premiums paid for life insurance and long-term disability policies of which the Company is not the beneficiary and flexible spending contributions toward health care costs not covered by Company plans. In the case of Mr. Neugold, it also represents payments for relocation expenses.
(2) Mr. Siegele joined the Company on October 13, 1997 in connection with the Company's acquisition of the ADCS Group.
(3) Mr. Neugold joined the Company on January 22, 1998. The 1998 bonus amount represents a one-time payment upon joining the Company.

OPTION GRANTS

  The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL
                                                   INDIVIDUAL GRANTS                               REALIZABLE VALUE AT
                      ----------------------------------------------------------------------
                            NUMBER OF           % OF TOTAL                                            ASSUMED ANNUAL
                            SECURITIES           OPTIONS                                              RATES OF STOCK
                            UNDERLYING          GRANTED TO       EXERCISE                           PRICE APPRECIATION
                             OPTIONS            EMPLOYEES         PRICE        EXPIRATION            FOR OPTION TERM (2)
                                                                                               -------------------------------
        NAME               GRANTED(#)(1)         IN 1998          ($/SH)           DATE               5% ($)        10% ($)
--------------------  ---------------------    --------------   ------------   -------------   -------------------------------
Eugene G. Banucci.....        60,000                8.0%           24.25           1/1/08             915,042      2,318,895
Stephen H. Siegele....             -                  -                -                -                   -              -
Douglas J. Neugold....        39,000                5.2%           24.25           1/1/08             594,777      1,507,282
Peter S. Kirlin.......        30,000                4.0%           24.25           1/1/08             457,521      1,159,448
Daniel P. Sharkey.....        30,000                4.0%           24.25           1/1/08             457,521      1,159,448

__________________
(1) Options granted vest ratably over five years on each of the first five anniversary dates of the grant date.
(2) The dollar amounts under these columns are the result of calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and, therefore, are not intended to forecast future price appreciation, if any, of the Company's Common Stock.

STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning option holdings as of December 31, 1998 with respect to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          SHARES                                NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                         ACQUIRED                              UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                            ON              VALUE               OPTIONS AT FY-END (#)                  AT FY-END ($)(1)
                                                         ----------------------------------  ---------------------------------
        NAME            EXERCISE(#)      REALIZED($)       EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-------------------   -------------   ----------------   ----------------------------------  ---------------------------------
Eugene G. Banucci...           -                -           125,375             94,000          2,785,544        438,750
Stephen H. Siegele..           -                -                 -                  -                  -              -
Douglas J. Neugold..           -                -                 -             39,000                  -        117,000
Peter S. Kirlin.....      11,092          204,707            62,682             56,000          1,323,415        314,250
Daniel P. Sharkey...           -                -            87,875             48,000          1,975,247        219,750

__________________
(1) Based on the fair market value of the Company's Common Stock as of December 31, 1998 ($25.25) minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

  The Company entered into employment agreements with Eugene G. Banucci, Daniel
P. Sharkey and Stephen H. Siegele, effective October 10, 1997. Pursuant to the agreements, Dr. Banucci will act as President, Chief Executive Officer and Chairman of the Board of the Company, Mr. Sharkey will act as Vice President, Chief Financial Officer and Treasurer of the Company, and Mr. Siegele will act as President of the ADCS division of the Company, for annual salaries of $210,000, $130,000 and $400,000, respectively. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors. Each employee will also be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of the Company of equivalent position and grants of employee stock options, in each case in the discretion of the Compensation Committee of the Board of Directors. In June 1998, certain executive officers, including Messrs. Banucci, Sharkey and Siegele, agreed to a temporary salary reduction for the remainder of 1998 in response to the Company's financial performance.

  The employment agreements expire on the earliest to occur of (i) October 10, 1999, (ii) the death of the employee, (iii) the termination of the agreements due to the incapacity of the employee, (iv) the termination of the agreements by the Company with or without cause, or (v) the termination of the agreements by the employee for just cause. Under the terms of the agreements, if the Company terminates the employee without cause, or if the employee terminates the agreement for just cause, the Company will pay the employee his annual base salary then in effect for a period of 18 months after termination in the case of Dr. Banucci and Mr. Siegele, and for a period of nine months after termination in the case of Mr. Sharkey. The Company will also provide the employee during such period with medical, dental, life and disability insurance benefits on the same basis the Company would have provided the employee during such period had he continued to be an employee of the Company.

  The employment agreements restrict each employee from competing with the Company during the term of the agreement and for a period of the later of October 10, 2002 or 36 months after the termination of employment in the case of Dr. Banucci and Mr. Siegele, or 24 months after the termination of employment in the case of Mr. Sharkey. In the event the Company should seek to enforce such non-competition provisions in a court, a court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee.

  The employment agreements for Dr. Banucci and Mr. Sharkey also provide that any termination associated with a change in control of the Company (including resignation by the employee for just cause such as a significant decrease in the employee's duties or authority) would result in the acceleration of options outstanding (and as may be subsequently granted) to them; provided that such acceleration of vesting shall not occur if and to the extent that (i) the Company's independent accountant has advised the Board of Directors that such acceleration could prohibit the accounting treatment of the transaction which is a change in control as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor opinion) and (ii) the Board of Directors intends to treat such transaction as a pooling of interests, in which case options would continue to vest as permitted within the terms of the applicable stock plans. In addition, Dr. Banucci and Mr. Sharkey would be entitled to any bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a change in control may subject the employee to an excise tax as "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will reimburse the employee for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by the Company. The Company will not be allowed to take a deduction for federal income tax purposes for the excess parachute payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1998, the Compensation Committee of the Board of Directors consisted of Mark A. Adley, Robert S. Hillas and Stephen H. Mahle. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee, which is comprised of non-employee directors of the Company, is responsible for administering the Company's executive compensation program and reviewing and making recommendations to the Board of Directors with respect to the compensation of executive officers and other senior management and the Company's overall compensation policy. In connection with such responsibilities, the Compensation Committee has authority to administer the Company's 1987, 1995, 1997 and 1998 Stock Plans, including recommending the grant of stock options and other awards thereunder. All other actions of the Compensation Committee are subject to the approval of the Board of Directors.

  The Company's executive compensation program is intended to attract and retain talented executives and senior management by offering competitive compensation opportunities. Furthermore, the Company's compensation program is designed to motivate and reward high-performing individuals based on variable compensation tied to overall corporate, separate business unit and individual performance and the creation of stockholder value. The Company's philosophy is that the combination of performance-based and stock-based compensation serves to maximize annual and long-term results and, ultimately, stockholder value. The components of the Company's executive compensation program include base salary, annual cash and stock option incentives and long-term stock option incentives. The Compensation Committee has discretion as to the components awarded in a particular year to each executive officer.

Components of Executive Compensation

  Base Salary. The Compensation Committee annually reviews officers' base salaries. The Compensation Committee evaluates management's recommendations based on the results achieved by each officer relative to the assigned goals of the recently completed year as well as competitive salary practices of other similar companies.

  Annual Incentives. Annual incentives are designed to provide officers with a potential cash and/or stock option award based on the achievement of annual financial and operating objectives. These objectives and potential award amounts are approved by the Compensation Committee and the Board of Directors on an annual basis in advance and are based upon operating plans approved by the Board of Directors. The Compensation Committee approves specific objectives for each officer.

  In 1998, these objectives included the performance of business divisions, the achievement of budgeted financial performance and the successful completion of certain other strategic transactions. The Compensation Committee determined that no cash bonus awards were payable to any executive officer at the end of 1998 based upon the financial performance of the Company during 1998. For 1999 and future years, the Compensation Committee intends to continue to consider utilizing both stock option grants and cash bonus awards to reward the achievement of annual objectives.

  Long-term Incentives. The Compensation Committee may also recommend to the Board of Directors the grant to officers of stock options under the Company's 1995, 1997 and 1998 Stock Plans that are distinct from stock options granted as annual incentives. These options, which vest over time, are awarded to officers based on their continued contribution to the Company's achievement of financial and operating objectives. These awards are designed to align the interests of the Company's officers with the interests of the Company's stockholders and to motivate the Company's officers to remain focused on the overall long-term performance of the Company. In 1998, executive officers received grants of non-qualified stock options. These options were granted at the fair market value of the Common Stock on the date of grant. The options become exercisable over a five-year period and have a ten-year term. In determining the number of stock options granted to executive officers, the Compensation Committee took into account position levels, individual performance, the tax consequences of the grant to the individual and the Company and the number of shares available for issuance under the Company's 1995, 1997 and 1998 Stock Plans.

Chief Executive Officer Compensation

  During 1998, the Company's Chief Executive Officer, Eugene G. Banucci, participated in the same executive compensation program provided to other executive officers and senior management of the Company as described above. Approximately 50% of the increase in Dr. Banucci's base salary is based on the Company's financial performance, primarily earnings per share and revenue growth, in the previous fiscal year. The other 50% is based on fulfillment of a series of objectives during the previous fiscal year established at the beginning of the year by the Compensation Committee in consultation with the Chief Executive Officer. The objectives used to determine base salary for fiscal 1998 consisted of new product introductions, market share growth and exceeding certain financial objectives. In 1998, Dr. Banucci received a base salary of $300,000, which represented a 43% increase over his base salary in 1997. On June 30, 1998, the Compensation Committee implemented a temporary 33% salary reduction in Dr. Banucci's base pay, effective through the remainder of 1998 and did not authorize any cash bonus for 1998, given the Company's financial performance in light of an overall industry slowdown during the year. On January 1, 1998, Dr. Banucci was granted non-qualified stock options to purchase 60,000 shares of Common Stock at an exercise price of $24.25 per share, which was the fair market value of the Common Stock on the date of grant. The options become exercisable over a five-year period and have a ten-year term.

                                    Compensation Committee:



                                    Mark A. Adley
                                    Robert S. Hillas
                                    Stephen H. Mahle

Stock Performance Graph

  The following graph compares the cumulative total stockholder return on the Company's Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stock Index. The measurement assumes a $100 investment as of December 31, 1993 with all dividends reinvested. The data presented are on an annual basis for the five years ended on December 31, 1998.




                             [GRAPH APPEARS HERE]

                           EDGAR REPRESENTATION OF
                       DATA POINTS USED IN PRINTED GRAPH

                                  Total Return Index
                     ATMI           for the Nasdaq         Nasdaq Electronic
                 Common Stock      Stock MarKet (US)     Component Stock Index
                 ------------      -----------------     ---------------------

12/31/93            $100               $100                      $100
12/31/94             101                 98                       110
12/31/95             170                138                       183
12/31/96             294                170                       316
12/31/97             413                209                       332
12/31/98             430                293                       513

                             CERTAIN TRANSACTIONS

  In March 1997, the Company loaned Peter S. Kirlin $60,000 in exchange for Dr. Kirlin's promissory note bearing interest at 6% per annum. In July 1997, the Company loaned Dr. Kirlin an additional $50,000 in exchange for Dr. Kirlin's promissory note bearing interest at 6% per annum. In December 1997, Dr. Kirlin prepaid an aggregate of $23,120 due under the notes. In April 1998, the Company loaned Dr. Kirlin an additional $45,000 in exchange for Dr. Kirlin's promissory note bearing interest at 6% per annum. On June 30, 1998 the Company consolidated all separate notes into one promissory note in the principal amount of $131,880 bearing interest at 6% per annum. The note is due and payable on June 30, 1999.

             2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as independent certified auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999 and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the 1999 Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent certified auditors. Ernst & Young LLP served as the Company's independent certified auditors for the fiscal year ended December 31, 1998 and has reported on the Company's consolidated financial statements for such year. Representatives of Ernst & Young LLP are expected to be present at the 1999 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

  While stockholder ratification is not required for the selection of Ernst & Young LLP since the Board of Directors has the responsibility for selecting the Company's independent certified auditors, the selection is being submitted for ratification at the 1999 Annual Meeting with a view towards soliciting the stockholders' opinions, which the Board of Directors will take into consideration in future deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG
                                         ---
LLP AS INDEPENDENT CERTIFIED AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                OTHER BUSINESS

  The Board of Directors knows of no other business to be brought before the 1999 Annual Meeting. If, however, any other business should properly come before the 1999 Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                          COST OF SOLICITING PROXIES

  The cost of soliciting proxies will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or regular employees of the Company, none of whom will be specially compensated for such activities.

                        STOCKHOLDERS PROPOSALS FOR 2000

  Stockholder proposals submitted for inclusion in next year's proxy materials must be received by the Company no later than December 30, 1999. Stockholder proposals submitted to be considered at the 2000 Annual Meeting without inclusion in next year's proxy materials must be received by the Company no later than March 14, 2000. If the Company is not notified of a stockholder proposal by March 14, 2000, then proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Proposals should be addressed to Dean Hamilton, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

  Any stockholder of record of the Company may nominate candidates for election to the Board of Directors if a written notice is delivered to the Secretary of the Company at the Company's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Such written notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such stockholder and such beneficial owner and (b) the number of shares of common stock that are owned beneficially and held of record by such stockholder and such beneficial owner

                                    By order of the Board of Directors,


                                    Ward C. Stevens
                                    Secretary
Danbury, CT
April 28, 1999